Exhibit (a)(6)

RBC Funds Trust

Officer’s Certificate

THE UNDERSIGNED, Secretary of RBC Funds Trust (the “Trust”), a multi-series Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended, does hereby certify that the following resolutions creating additional series of the Trust, were duly adopted by unanimous consent of the Trustees in the manner and on the dates indicated below, all in accordance with the laws of the State of Delaware and pursuant to Article VIII, Section 6 of the Agreement and Declaration of Trust of the Trust:

At a duly held meeting of the Board of Trustees on September 24, 2013 the following resolutions were duly adopted by unanimous consent of the Trustees:

RESOLVED, that pursuant to Sections 1 and 6 of Article III of the Trust Instrument, the further division of shares of beneficial interest of the Trust into three distinct series, to be named RBC Ultra Short Fixed Income Fund, RBC Emerging Markets Equity Fund and RBC Emerging Markets Small Cap Equity Fund (the “New Funds”), and the further division of the shares of each of the New Funds into two new classes of shares to be named Class A shares (excluding RBC Ultra Short Fixed Income Fund) and Class I shares, or such other name as the proper officers of the Trust determine in their discretion to use, and the creation, establishment and designation of the New Funds be, and hereby is, approved; and further

RESOLVED, that said New Funds and classes be subject to the rights, preferences, voting powers, restrictions, limitations to dividends, qualifications and terms of redemption as set forth in the Trust Instrument, except to the extent any differences, not inconsistent with said Trust Instrument, are expressly approved by a majority of the Trustees by resolution or written instrument; and further

RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized and empowered to take all actions as they or any of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of the foregoing, such determination to be conclusively evidenced by such actions.

By written consent of the Board of Trustees dated October 7, 2013 the following resolutions were duly adopted by majority consent of the Trustees:

RESOLVED, that pursuant to Sections 1 and 6 of Article III of the Trust Instrument, the further division of shares of beneficial interest of the Trust into an additional distinct series designated as the RBC Short Duration Fixed Income Fund (the “New Fund”), and the further division of the shares of the New Fund into a new class of shares of such series to be designated as Class I shares, or such other name as the proper officers of the Trust determine in their discretion to use, and the creation, establishment and designation of such shares of the Trust be, and hereby is, approved; and further

RESOLVED, that said New Fund and class be subject to the rights, preferences, voting powers, restrictions, limitations to dividends, qualifications and terms of redemption as set forth in the Trust Instrument, except to the extent any differences, not inconsistent with said Trust Instrument, are expressly approved by a majority of the Trustees by resolution or written instrument; and further

RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized and empowered to take all actions as they or any of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of the foregoing, such determination to be conclusively evidenced by such actions.

        IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust as of the 30th day of August, 2011.